EXHIBIT 10(ccc)

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

DATED MARCH 11, 1999 BETWEEN

QUAKER CHEMICAL CORPORATION AND RONALD J. NAPLES

WHEREAS, Quaker Chemical Corporation, a Pennsylvania corporation (the “Company”), and Ronald J. Naples (“Executive”) entered into an Employment Agreement dated March 11, 1999 (the “Employment Agreement”);

WHEREAS, the term of the Employment Agreement automatically extended for the one-year period beginning January 1, 2004 pursuant to Paragraph 3 thereof; and

WHEREAS, the Company and Executive wish to amend the Employment Agreement in accordance with Paragraph 21 thereof to (i) provide that the annual bonus award and long-term incentive award(s) payable upon a covered termination of employment during one or more performance periods shall be based on the target award for the applicable performance period (and not actual performance), so that such determination will be consistent with the determination for other executive officers, the Company’s administrative burden in determining the amount of the awards will be eased, and Executive will have a measure of assurance regarding the determination of the awards, and (ii) correct a typographical error;

NOW THEREFORE, in consideration of the mutual obligations and agreements contained herein and intending to be legally bound hereby, the Company and Executive agree that the Employment Agreement is amended as follows effective July 21, 2004:

1. Paragraphs 11(e)(ii) and (iii) are amended to read as follows:

(ii) The Company shall pay to Executive, within ninety (90) days after the end of the calendar year in which the Severance Event occurred, the pro rata portion of any and all bonuses and annual incentive awards for the calendar year in which the Severance Event occurred, said pro rata portion to be calculated on the fractional portion (the numerator of said fraction being the number of days between January 1 and the date of the Severance Event, and the denominator of which is 365) of the target bonuses and annual incentive awards for such calendar year.

(iii) The Company shall pay to Executive, within ninety (90) days after the end of the calendar year in which the Severance Event occurred the pro rata portion of any and all awards under the Incentive Plan or other long-term incentive based compensation plans in which Executive is then participating. The pro rata portion shall be calculated on the fractional portion (the numerator of said fraction being the number of days between the first day of the applicable performance period and the date of the Severance Event, and the denominator of which is the total number of days in the applicable performance period) of the amount of the award which would have been payable had (i) the Severance Event not occurred, and (ii) the target level of performance been achieved for the applicable performance period.

2. The reference to “Paragraph 11” in the first sentence of Paragraph 12(a) is hereby changed to refer to “Paragraph 12.”

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 1 to the March 11, 1999 Employment Agreement as of the day and year first written above.

/s/ Ronald J. Naples
Ronald J. Naples

QUAKER CHEMICAL CORPORATION

By:	/s/ Robert H. Rock
Robert H. Rock, Chairman
Compensation/Management Development Committee

ATTEST:

/s/ D. Jeffry Benoliel
D. Jeffry Benoliel